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Contact:  Bob Johnson
Stream International
617/830-7411


Stream International Announces Filing of Initial Public Offering

WESTWOOD, Mass, April 30, 1997--Stream International Holdings Inc. (the Company) today announced that a registration statement has been filed with the Securities and Exchange Commission (SEC) for a proposed initial public offering of common shares of its outsource technical support business unit, Stream International. The shares that are being offered will include shares sold by the Company and certain selling stockholders.

     Immediately prior to the closing of the proposed offering, Stream International Holdings will be reorganized such that the only business it conducts will be the outsource technical support business and will change its name to Stream International Inc. The two other business units, recently renamed Corporate Software & Technology (software resale and IT consulting services) and Modus Media International (outsource manufacturing services), will be spun off as two subsidiaries of a separate entity, the equity of which will be distributed to the current Stream International Holdings shareholders.

     R.R. Donnelley & Sons Company (NYSE:DNY) currently owns approximately 80 percent of the outstanding shares of Stream International Holdings; the majority of the remaining shares are held by Bain Capital and Stream management. After completion of the reorganization and the offering, R.R. Donnelley will own less than 40 percent of the outstanding shares of Stream International and less than a majority interest in Corporate Software & Technology and Modus Media International. The remaining shares of Corporate Software & Technology and Modus Media International will be held by Bain Capital, management and other minority investors.
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     The planned offering will be made only by means of a prospectus. Alex.
Brown & Sons Incorporated and Lehman Brothers Inc. will joint-lead manage the offering. Co-managers include J.P. Morgan & Co., Salomon Brothers Inc and Smith Barney Inc.

     A registration statement relating to the Stream International Holdings shares has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus, when available, may be obtained from the managers of the offering.

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